                                                                Exhibit 11(g)(5)






                                      EXHIBIT A

                                  FILED UNDER SEAL*

                             UNITED STATES DISTRICT COURT
                             NORTHERN DISTRICT OF GEORGIA
                                   ATLANTA DIVISION

_________________________
                        )
INVACARE CORPORATION and )
I.H.H. CORP.,           )
                        )
         Plaintiffs,    )
                        )
         v.             )
                        )
HEALTHDYNE TECHNOLOGIES, )
INC., et al.            )    CIVIL ACTION NO:  97-CV-0205
                        )
                        )
         Defendants.    )
_________________________)



              * CERTAIN PORTIONS OF THIS DOCUMENT (INDICATED BY "* * *") HAVE BEEN REDACTED FROM THE VERSION FILED WITH THE COURT IN ACCORDANCE WITH A STIPULATION AND PROTECTIVE ORDER UNDER WHICH THE DEFENDANTS HAVE DESIGNATED AS CONFIDENTIAL CERTAIN MATERIALS PRODUCED BY THEM IN DISCOVERY. THE PARENT AND THE PURCHASER DO NOT BELIEVE THAT THESE DESIGNATIONS ARE JUSTIFIED AND INTEND TO CONTEST THEM BEFORE THE COURT.


                     MEMORANDUM OF LAW IN SUPPORT OF PLAINTIFFS'
                     MOTION FOR PRELIMINARY INJUNCTION REQUIRING
                 HEALTHDYNE TO HOLD ITS  ANNUAL SHAREHOLDERS' MEETING

    Plaintiffs Invacare Corp. and I.H.H. Corp. (collectively "Invacare") file this Memorandum Of Law In Support Of Plaintiffs' Motion for Preliminary Injunction Requiring Healthdyne to Hold its Annual Shareholders' Meeting.

                                PRELIMINARY STATEMENT
    Plaintiffs have an offer pending to shareholders of defendant Healthdyne Technologies, Inc. ("Healthdyne") to purchase all outstanding Healthdyne shares (the "Offer"). Those shareholders, however, are being blocked from even considering that Offer by numerous director-entrenching defensive measures (such as a "poison pill") that Healthdyne has in place.

Defendant Healthdyne and the individual defendants (the "Director Defendants") not only have these numerous structural obstacles in place, but they have also steadfastly refused -- for well over three months now -- even to TALK to Plaintiffs about their Offer. Thus, the only way to allow Healthdyne's shareholders to consider Plaintiffs' Offer is for Invacare to conduct a proxy contest to replace Healthdyne's directors with directors who will allow the shareholders to decide their economic futures FOR THEMSELVES.
    In order to allow the shareholders to do this, Healthdyne must hold its annual shareholders meeting. For the past two years, Healthdyne has held its annual meeting by the end of May. * * * However, since Plaintiffs made their Offer, the Director Defendants have made it clear that they intend to delay the meeting for as long as they possibly can -- realizing that they are faced with the prospect of being voted out of office by shareholders who disagree with this decision to reject Plaintiffs' premium Offer. This is not a lawful justification for failing to hold the annual meeting on a timely basis.
    Plaintiffs request that this Court require Healthdyne to hold its annual meeting. If the Director Defendants believe that the shareholders would be best served by their remaining in office, then they can make their case to the shareholders. The decision as to who should guide Healthdyne in the coming year, however, is for the shareholders to make, not the Director Defendants.
                                  STATEMENT OF FACTS
    Healthdyne is a Georgia corporation. Answer of Individual Defendants filed March 7, 1997 ("Answer"), PARA 13. Georgia law requires that a domestic corporation such as Healthdyne hold its annual meeting no later than six months after the close of its previous fiscal year. SEE O.C.G.A. Section 14-2-703. Healthdyne's fiscal year closed on December 31, 1996. Accordingly, it must hold its annual meeting absolutely no later than June 30, 1996.
    * * * However, Healthdyne * * *; nor has it formally called, or taken the necessary steps to hold, the meeting for * * * any * * * date. On the contrary, the defendants, confronted with Invacare's premium Offer, have attempted to postpone the meeting indefinitely.

    A.   INVACARE'S JANUARY 1997 PROPOSAL TO ACQUIRE HEALTHDYNE.
    Defendants' delay tactics began soon after January 2, 1997, when Invacare wrote to Healthdyne proposing that Invacare acquire Healthdyne in a negotiated transaction in which Healthdyne shareholders would receive $12.50 per share in cash, a 40% premium over Healthdyne's 1996 year-end stock price of $8.88 per share. Answer, PARAPARA 21, 29. That letter stated that Invacare was willing "to discuss all aspects of" its offer "[i]n the context of a negotiated, friendly transaction." ID; Smith Aff., Ex. 3 at pp. 24-25.
    Shortly after receiving Invacare's proposal, the defendants began adding to the extreme defensive measures they already had in place to thwart the offer and entrench incumbent management. Even before January 2, Healthdyne had in place a "poison pill". This poison pill (described in greater detail in Invacare's Complaint on file with the Court) was adopted WITHOUT A VOTE OF HEALTHDYNE'S OWNERS -- THE SHAREHOLDERS -- and is designed to inflict massive economic penalties on a potential acquiror and to prevent the shareholders from accepting any offer for their shares without the prior approval of the incumbent Board. Answer, PARA 37-43; Smith Aff., Ex. 5 at Exhibit C, pp. 1-2. Thus, in adopting the poison pill, the Director Defendants gave themselves veto power over any offer to Healthdyne's shareholders, including premium, all-cash offers such as Invacare's.

    Healthdyne's poison pill contains a rare and deadly form of poison, namely, a set of redemption and amendment restrictions referred to as a "dead-hand" provision (the "Dead-Hand Provision"). The Dead-Hand Provision says that only the current directors or their personally approved successors can redeem or eliminate the poison pill. Answer, PARA 37-43; Smith Aff., Ex. 5 at Exhibit C, pp. 3-4. This provision serves no purpose other than to make it futile for anyone even to try to replace the incumbent directors. Even after a proxy contest in which the shareholders vote out the incumbent directors, the newly elected directors would not be able to remove the obstacle of Healthdyne's poison pill; only the incumbents could redeem it.
    B.   HEALTHDYNE'S FURTHER DIRECTOR ENTRENCHMENT MANEUVERS
         AND REJECTION OF THE OFFER.

    As if their other defenses were not enough,(1) on January 23, Healthdyne's Board amended Healthdyne's by-laws to repeal a provision specifying the date of the annual meeting. Answer, PARAPARA 3, 33. The repealed by-law had specified that if the directors did not set a different date, the annual meeting would take place on the fourth Tuesday in April. Smith Aff., Ex. 6 at H01543. This was a clear indication that, faced with Invacare's offer, the Director defendant intended to postpone calling a shareholders meeting as long as they possibly could.

--------------------------

(1)Healthdyne has also opted into the Georgia Fair Price Statute, O.C.G.A.
Section  1110-1113, and the Georgia Business Combination Statute, O.C.G.A.
Section 14-2-1132, providing additional devices which defendants can attempt to use to impede consideration of Invacare's offer. Answer, PARA 60.

    Braced by the extreme defensive and entrenchment devices it had started putting in place, Healthdyne summarily rejected Invacare's offer on January 24, the very next day. It did so without negotiating or even discussing the offer with Invacare. Answer, PARA 33; SEE Smith Aff., Ex. 4, at Exhibit 19. In light of this rejection by Healthdyne's management, Invacare determined to take its proposal directly to Healthdyne's shareholders by commencing an all-cash all-shares tender offer on January 27 for all outstanding Healthdyne shares for $13 in cash for each share (the "Offer"). Answer, PARA 15; Smith Aff., Ex. 3 at p.2. Any shares not tendered in the Offer would receive the same $13 per share in a subsequent merger. Smith Aff., Ex. 3 at Exhibit 11(a)(1), p.1. Also on January 27, Invacare announced that, if necessary, it would initiate a proxy contest with a slate of new directors nominated by Invacare, who would be committed to removing the obstacles that had been erected to Invacare's Offer. Smith Aff., Ex. 3 at Exhibit 11(a)(1), pp. 1-2.
    On January 31, Healthdyne urged its shareholders to reject the Offer because of its alleged "inadequacy", Smith Aff., Ex. 4, at Exhibits 22 and 23, despite the fact that the Offer represented a premium of more than 45 percent over the market price for Healthdyne shares as of December 31, 1996, just before Invacare made its initial proposal. Answer, PARAPARA 2, 21. This charge that the Offer was inadequate was especially brazen when contrasted with the fact that Healthdyne's 1996 fourth-quarter earnings were off 22% from the previous year and that Healthdyne had for eight consecutive quarters failed to meet analysts' quarterly earnings estimates. Smith Aff., Ex. 7; Affidavit of Mark
H. Harnett, dated April 7, 1997 ("Harnett Aff."), at PARA 10.

    With Healthdyne's failure to announce when it would hold its annual meeting and with its continuing refusal to discuss the Offer with Invacare, Invacare gave notice on March 20 of its intent to propose a slate of new directors at the next annual meeting. Smith Aff., Ex. 8 at p. 2, Item 3.
    C.   THE DIRECTOR DEFENDANTS' ATTEMPTS TO ENTRENCH
         THEMSELVES BY LEGISLATIVE FIAT.

    On the same day that Invacare announced its slate of directors, the defendants put into action yet another -- albeit ultimately unsuccessful -- attempt to entrench themselves and to thwart shareholder consideration of Invacare's Offer. In what THE ATLANTA CONSTITUTION decried as a "stealth" maneuver, Smith Aff. Ex. 9, the defendants prevailed upon a sympathetic Cobb County legislator to propose amending the Georgia Business Corporation Code to eliminate the rights of ALL shareholders of ALL publicly held Georgia corporations to elect a full Board at each annual meeting and to remove directors at any time. Smith Aff. Exs. 10-12.(2)


--------------------------

(2)Healthdyne's proposed amendment provided, among other things, that unless the company's board opts out of the statute: (1) its directors would automatically have "staggered" terms, such that no more than one-third of the Board would have to stand for election in any given year; and (2) shareholders would be deprived of their current right to remove directors for any reason. (Smith Aff., Ex. 11).

    This amendment was clearly designed for one purpose only -- to prevent all of Healthdyne's directors from having to face re-election against Invacare's slate of nominees. THE ATLANTA CONSTITUTION described Healthdyne's efforts to pass the amendment, reporting that Healthdyne "submit[ted] the proposal to legislators . . . [at] the last minute because executives realized they were vulnerable to a maneuver to replace the Board." Smith Aff., Ex. 13.(3)
    Not content with merely changing their own by-laws, the defendants attempted to change the law governing EVERY Georgia corporation. The proposed bill would have dramatically altered existing Georgia corporate law, which prohibits staggered terms for directors unless approved by the shareholders, not only for Healthdyne's shareholders BUT FOR EVERY SHAREHOLDER OF EVERY GEORGIA CORPORATION. Because the bill would have blocked Invacare from replacing more than a third of the Board this year, it would have blocked prompt consideration of the Offer.

--------------------------

(3)The amendment was specifically intended to block the Offer from being considered by Healthdyne's shareholders. This purpose was acknowledged by its co-sponsor, Senator Steve Thompson, whom THE ATLANTA CONSTITUTION quoted as stating: "An Ohio company is trying to take over a Georgia company. We are trying to offer the Georgia company some protection." Smith Aff., Ex. 14.

    Unfortunately for the defendants, however, after narrowly passing in the Senate, the House of Representatives resoundingly defeated the bill by a more than 2 to 1 margin. SEE Smith Aff., Ex. 15. Although an utter failure, this legislative foray captures the extreme lengths to which Healthdyne and the Director Defendants were and are willing to go -- including changing the legal arrangements for ALL publicly held Georgia corporations, not just Healthdyne -- in order to thwart the Offer and entrench themselves.
    The Director Defendants' attempts to entrench themselves by legislative fiat did not prevent them from simultaneously pursuing still other extreme entrenchment devices. On March 20, the same day they commenced their ill-fated legislative foray, the Director Defendants also adopted by-law amendments allowing Healthdyne's Board to challenge the validity of shareholder demands for special meetings and to delay such special meetings more than FOUR MONTHS after a valid shareholder demand is received Smith Aff., Ex. 16, at Exhibit 31. This was yet another manifestation of defendants' intent to delay ANY shareholder meeting or vote.
    In addition, the Director Defendants gave themselves and Healthdyne's officers extremely broad indemnification agreements. These agreements purport to insulate the Director Defendants from liability for any actions taken or failed to be taken by them -- such as actions to delay the annual meeting, pursue director-entrenching legislation, or adopt director-entrenching by-laws. Smith Aff., Ex. 16, at Exhibits 29-30. The Director Defendants thus have virtually announced that they are on a take-no-prisoners program in their campaign to block their shareholders from considering whether to remove them from office.

    In an attempt to facilitate consideration of the transaction despite continued Healthdyne stonewalling and intransigence, Invacare announced on March 31 that it had raised the tender offer price to $13.50 in cash per share. Smith Aff., Ex. 17; Smith Aff., Ex. 18. That day, Invacare's Chairman wrote to his Healthdyne counterpart, pointing out that Healthdyne had failed to meet analysts' earning estimates for the past eight quarters and suggesting a meeting to discuss the Offer rather than engaging in an expensive proxy fight and legal maneuvering. ID.
    On April 3, 1997, Healthdyne once again summarily refused even to sit down and talk about the Offer. In its press release, Healthdyne continued its stone-cold silence as to when the annual meeting would be held. Smith Aff., Ex. 18.
    D.   HEALTHDYNE'S UNEXPLAINED DEPARTURE FROM ITS
         PRIOR PRACTICE CONCERNING THE ANNUAL MEETING.
    Healthdyne held its 1996 annual meeting on May 23, 1996 and its 1995 annual meeting on April 20, 1995. Smith Aff., Exs. 20 and 21. * * * Soon after Invacare's January 2 proposal, however, defendants began implementing a scheme to delay the annual meeting. It is now clear that defendants do not intend to hold an annual meeting * * *, because Healthdyne has not even begun to take the steps dictated by past practice and required by law to have a meeting * * *.

    In 1995 and 1996, the Healthdyne Board gave shareholders notice of the annual meeting 30 days in advance of the annual meeting date (the "Notice Date"), which is standard industry practice. Harnett Aff., PARA 4. Before an annual meeting, Healthdyne must send out "proxy materials" setting forth its slate of directors and proposals to be voted upon by the shareholders. * * *
    Prior to sending out the proxy materials, Healthdyne must also set a "Record Date" to determine the appropriate recipients. Harnett Aff., PARA 5. In 1995 and 1996, Healthdyne's Record Date was an average of nine days prior to the Notice Date, which is consistent with the industry practice. SEE Smith Aff., Exs. 20 and 21; Harnett Aff., PARA 5. * * *
    Healthdyne must also mail out inquiries, called "broker search cards", to brokers requesting a preliminary count on how many copies of the proxy materials they will require. Harnett Aff., PARA 6. Under S.E.C. Rule 14a-13, Healthdyne would have had to send out broker search cards 20 business days prior to the Record Date. * * * In summary, in order to have a * * * meeting, Healthdyne would have had to begin taking steps * * *:

    * * *             * * *            * * *              * * *

    BROKER         RECORD DATE      NOTICE DATE           ANNUAL
    SEARCH         (9 days before   (distribute proxy     MEETING
    CARDS          Notice Date)     materials to          * * *
(20 business                        Shareholders 30
days prior to                       days before
Record Date)                        Annual Meeting)




However, several major brokerage houses, as well as ADP Proxy Services, which acts as the proxy department for more than 400 brokerage firms and banks, have indicated that no broker search cards from Healthdyne have yet been received. Harnett Aff., PARA 6. In light of the foregoing, the conclusion is inescapable that Healthdyne has every intention of delaying the 1997 annual meeting for as long as it possibly can in a desperate attempt to entrench the Director Defendants and to thwart Invacare's premium Offer. SEE Harnett Aff., PARA 7.
    Accordingly, Plaintiffs need the intervention of this Court in order to have Healthdyne obey the law and call and hold the annual meeting not later than June 30, 1997.

                                       ARGUMENT
I.  INVACARE IS ENTITLED TO A PRELIMINARY INJUNCTION
    REQUIRING HEALTHDYNE TO HOLD ITS ANNUAL MEETING
    NO LATER THAN JUNE 30, 1997.

    A.   APPLICABLE STANDARD FOR A PRELIMINARY INJUNCTION.

    The standards for entry of a preliminary injunction are well-settled in this Circuit:
              To be entitled to injunctive relief, the moving party must establish that (1) there is a substantial likelihood that he ultimately will prevail on the merits of the claim;
         (2) he will suffer irreparable injury unless the injunction issues; (3) the threatened injury to the movant outweighs whatever damage the proposed injunction may cause the opposing party; and (4) the public interest will not be harmed if the injunction should issue.

CATE V. OLDHAM, 707 F.2d 1176, 1185 (11th Cir. 1983). To determine the proof required to establish these elements, "a sliding scale is utilized, which takes into account the intensity of each in a given calculus." STATE OF TEXAS V. SEATRAIN INT'L, S.A., 518 F.2d 175, 180 (5th Cir. 1975). Thus, "a much stronger showing on one or more of the necessary factors lessens the amount of proof required for the remaining factors." COLLINS & CO. V. CLAYTOR, 476 F. Supp. 407, 408 (N.D. Ga. 1979).
    As shown below, Invacare is likely to succeed on the merits of its claims that delaying the annual meeting beyond June 30, 1997 violates (1) the defendants' fiduciary duties, (2) O.C.G.A. Section 14-2-703, and (3) Healthdyne's by-laws. Invacare also shows that it will suffer irreparable injury to its shareholder voting rights and its opportunity to acquire Healthdyne if the meeting is delayed, while the defendants will suffer no harm if the Court orders the meeting to occur by June 30, 1997. Finally, the public interest will be served by ordering a prompt meeting.

    B.   THE COURT SHOULD ORDER HEALTHDYNE TO CONVENE ITS
         1997 ANNUAL MEETING.

         1.   THE DIRECTOR DEFENDANTS' DELAY OF THE ANNUAL
              MEETING IS A BREACH OF THEIR FIDUCIARY DUTIES.

    Delaware courts have long recognized that "the shareholder franchise is the ideological underpinning upon which the legitimacy of directorial power rests." BLASIUS INDUSTRIES, INC. V. ATLAS CORP., 564 A.2d 651, 659 (Del. Ch. 1988).(4) The corporate election process provides one of the few, IF NOT THE ONLY, protections which shareholders have against "perceived inadequate business performance." ID. Thus, shareholders must have an unfettered right to vote against management if they so choose. ID.

    Accordingly, Delaware courts insure that corporate elections are run with "scrupulous fairness and without any advantage being conferred to or denied to any candidate or slate of candidates." APRAHAMIAN V. HBO & CO., 531 A.2d 1204, 1206 (Del. Ch. 1987). Thus, Delaware courts do not apply the traditional business judgment rule to board actions if such actions are intended to interfere with or frustrate shareholder voting rights. BLASIUS, 564 A.2d at 659; APRAHAMIAN, 531 A.2d at 1206. Instead, Delaware courts invalidate such actions "unless the directors are able to . . . [show] a compelling justification for their actions." HUBBARD V. HOLLYWOOD PARK REALTY ENTERPRISES, INC., Case No. 11779, 1991 WL 3151 at *8 (Del. Ch. Jan. 14, 1991), citing
BLASIUS.


--------------------------

(4)Both federal and state courts in Georgia, as well as the Georgia Legislature, rely heavily on Delaware authority for guidance in corporate jurisprudence. PELLER V. SOUTHERN CO., 911 F.2d 1532, 1536 (11th Cir. 1990); INT'L. INS. CO. V. JOHNS, 874 F.2d 1447, 1459 n. 22 (11th Cir. 1989); GRACE BROS. V. FARLEY INDUS., 450 S.E.2d 814, 816 (Ga. 1994). SEE ALSO, Official Comment, O.C.G.A. Sections 14-2-163; 624; 702; 806; 901; 1006; 1103; 1109; and 1132 (statutes follow
Delaware law).

    When incumbent management manipulates the date of the annual shareholders meeting in response to a pending tender offer and proxy battle, several courts have concluded that such action impermissibly interferes with shareholder voting rights. SHOEN V. AMERCO, 885 F. Supp. 1332, 1352 (D. Nev. 1994), MODIFIED, No. 94-0475, 1994 WL 904199 (D. Nev. Oct. 24, 1994) and VACATED AFTER SETTLEMENT (Feb. 9, 1995); INT'L. BANKNOTE CO. V. MULLER, 713 F. Supp. 612, 623 (S.D.N.Y.
1989); SCHNELL V. CHRIS-CRAFT INDUSTRIES, INC., 285 A.2d 437 (Del. 1971); APRAHAMIAN, 531 A.2d 1204; LERMAN V. DIAGNOSTIC DATA, INC., 421 A.2d 906 (Del. Ch. Ct. 1980). These courts have not hesitated to enjoin such action when incumbent management cannot provide a "compelling justification" for
manipulating the annual meeting date.   SEE BLASIUS, 564 A.2d at 659 n.2 (the
concern "for credible corporate democra[cy] underlies those cases that strike down board action that sets or moves an annual meeting date upon a finding that such action was intended to thwart a shareholder group from effectively mounting an election campaign."); HUBBARD, 1991 WL 3151 at *7 (courts "invalidate board action constituting an inequitable manipulation of the corporate machinery that affected adversely the shareholders' right to conduct a contested election of directors.").

    The decision in SCHNELL, 285 A.2d 437, provides the leading authority on this subject. In SCHNELL, a dissident stockholders group announced its intention in September 1971 to wage a proxy contest to oust incumbent management. On October 18, 1971, the company's board responded by amending the by-laws which set the company's annual shareholder meeting. The new by-law accelerated the annual meeting from January 11, 1972 to December 8, 1971. The shareholders group filed suit, seeking to enjoin enforcement of the amended by-law. The shareholders group argued that, by advancing the date of the annual meeting, "[the] board . . . deliberately sought to handicap the efforts of plaintiffs . . . to place their case before their fellow stockholders for a decision because of the exigencies of time." SCHNELL V. CHRIS-CRAFT INDUSTRIES, INC., 285 A.2d 430, 431 (Del. Ch. Ct. 1971), REV'D, 285 A.2d 437 (Del. 1971).
    The Chancery Court denied plaintiff's request for preliminary injunction.
On appeal, however, the Delaware Supreme Court reversed and instructed the lower court "to nullify the December 8th date as a meeting date for the stockholders." SCHNELL, 285 A.2d at 440. The court reasoned that management cannot utilize the corporate machinery and Delaware law for the purpose of perpetuating itself in office; and, to that end, for the purpose of obstructing the legitimate efforts of dissident stockholders in the exercise of their rights to undertake a proxy contest against management.

ID. at 438. Because the board advanced the regular meeting date to "obtain an inequitable advantage in the [proxy] contest," the court invalidated the advanced meeting date. ID. at 439.

    Relying on SCHNELL, several courts have held that incumbent management improperly manipulated the corporate machinery when they unreasonably delayed
the annual shareholders' meeting.   HOLLY SUGAR CORP. V. BUCHSBAUM, [1981-82
Transfer Binder] Fed. Sec. L. Rep. PARA 98,366 at 92,238 (D. Colo. 1981) ("[T]he obvious and intended effect of [the board's refusal to convene an annual meeting] has been to deprive shareholders of their valid right to vote in an election of directors . . . . Such behavior by fiduciaries is per se wrongful."); DANAHER CORP. V. CHICAGO PNEUMATIC TOOL CO., Nos. 88 C.V. 3499, 3638, 1986 WL 7001 at *13 (S.D.N.Y. June 19, 1986) ("The law is clear that when a board of directors has improperly postponed or manipulated the timing of the shareholders annual meeting, courts have the authority to compel the board to promptly hold such a meeting.").
    The evidence clearly demonstrates that the Director Defendants are improperly delaying Healthdyne's annual meeting as a tactic to impede the Offer and entrench themselves in office. Since Invacare first made its proposal in January 1997, the Director Defendants have
    1. Deleted the by-law provision setting a default annual meeting date of the fourth Tuesday in April if the Board did not set an alternate date;

    2. Failed to mail broker search cards in time to convene the shareholders' meeting in May 1997, * * *;

    3. Failed to make any announcement about their plans to hold a 1997 annual meeting;

    4. Proposed legislation to destroy Healthdyne's shareholders' right to vote out the entire Healthdyne Board at the next annual meeting; and

    5. Added a new by-law purporting to allow the incumbent Board to delay for months any special meeting called by Healthdyne's shareholders.

    Defendants' actions show a flagrant disrespect for the rights of Healthdyne shareholders to vote on new directors supportive of Invacare's Offer. The recent attempt to cram through a bill stripping the rights of shareholders of every Georgia corporation -- not just shareholders of Healthdyne -- to elect a full Board at each annual meeting and to remove directors at any time stands as a powerful testament to defendants' willingness to stop at nothing to prevent a shareholder vote on Invacare's proposals. Viewed in the context of these actions, defendants' purposeful delay of the * * * annual meeting is unquestionably a manipulation of the voting process designed to help barricade the Director Defendants in office in clear breach of the Director Defendants' fiduciary duties under SCHNELL, HOLLY SUGAR CORP., and DANAHER CORP., SUPRA. Absent an injunction requiring that the annual meeting be held, defendants will continue their pattern of delay and disenfranchisement of Healthdyne's shareholders, in further violation of the Director Defendants' fiduciary duties.

    2. O.C.G.A. Section 14-2-703 REQUIRES THE DIRECTOR DEFENDANTS TO CONVENE THE ANNUAL MEETING NO LATER THAN JUNE 30, 1997.


    The GBCC sets an absolute deadline for the timely holding of the annual meeting:

         (a) The superior court of the county where a corporation's registered agent is located may summarily order a meeting to be held:

              (1)  On application of any shareholder of the
         corporation if an annual meeting was not held within the
         earlier of six months after the end of a fiscal year of the corporation or 15 months after its last annual meeting ....

O.C.G.A. Section 14-2-703.(5)

--------------------------

(5)O.C.G.A. Section 703 in no way limits Invacare's rights to enforce the Director Defendants' fiduciary or contractual obligations under Healthdyne's by-laws. Several courts have found that statutes resembling O.C.G.A. Section
 703 do not provide the exclusive remedy when directors fail to convene timely the annual meeting. OCILLA INDUS., INC. V. KATZ, 677 F. Supp. 1291, 1301 (E.D.N.Y. 1987) ("Although section 603 provides a remedy for shareholders when directors fail to call annual or special meetings within the contemplated time, this is not exclusive."); DANAHER CORP., 1986 WL 7001 at *7 (statutory remedy is not exclusive); SILVER V. FARRELL, 450 N.Y.S. 2d 938, 940-41 (N.Y. Sup. Ct.
1982) (statutory provision entitling 10% of shareholders to call special meeting is not exclusive remedy where directors fail to call annual meeting as required by the by-laws).

    Section 703 embodies Georgia law regarding how the timing of a corporation's annual meeting is integral to the process of holding directors accountable to the shareholders. This section reflects a policy that shareholders of Georgia corporations should be afforded a TIMELY opportunity to meet and discuss the previous year's results of operations and to determine whether to re-elect the incumbent directors with current, not stale, information about the preceding year's performance. Section 703 also reflects the policy determination that, at the very latest, this opportunity to discuss the prior year's results and evaluate whether to continue with existing management should occur within six months after the preceding fiscal year end. If this six-month deadline is missed, Section 703 gives shareholders the unqualified right immediately to compel the holding of the meeting. SEE Official Comment, O.C.G.A. Section 14-2-701 ("[E]very shareholder entitled to participate in the meeting has the UNQUALIFIED RIGHT[] . . . to compel the holding of the meeting under section 703 if the corporation does not PROMPTLY hold the meeting.") (emphasis added).(6)


--------------------------

(6)SEE ALSO TWEEDY, BROWNE & KNAPP V. CAMBRIDGE FUND, INC., 318 A2d. 635, 637 (Del. Ch. 1974) (if a shareholder demonstrates that the company failed to convene the annual meeting within the statutory deadline, "the court has a duty to make sure that such a meeting and election take place as promptly as possible.").

    To comply with Section 703, Healthdyne must hold its meeting by June 30, 1997, six months after its previous fiscal year ended on December 31, 1996. As discussed above, to have its meeting by June 30, 1997, Healthdyne would have to begin the process by sending out the broker search cards required under the federal proxy solicitation rules by April 24, 1997 -- 67 days before the June 30 deadline -- to comply with federal law and to maintain Healthdyne's practices of giving its shareholders 30 days advance notice of the annual meeting and of setting a record date nine days before the notice. Given the actions of the Defendant Directors detailed above, Invacare and Healthdyne's other shareholders require assurance from the Court that Healthdyne will put the annual meeting process in motion by no later than April 24, 1997.
    In an attempt to prevent the Court from interfering with their scheme of delay and entrenchment, the defendants might claim that this motion is "premature" arguing that Invacare must wait until June 30 comes and goes without a meeting before it can seek relief. If Invacare were required to wait until July to seek relief, the earliest Healthdyne could convene an annual meeting in compliance with the proxy rules and its prior notice and record date practices would be some time in September 1997 (or even October if the Court were not able to rule promptly on such a motion in July).
    This argument ignores the fact that with a public company such as Healthdyne, it will be clear very soon whether there will be a meeting by June 30 because of the advance steps required by the federal proxy solicitation rules. Invacare submits that the only way to vindicate the clear policy behind
Section 703 that a corporation must hold its annual meeting by no later than six months after the end of its preceding fiscal year is for the Court to order now that (1) the meeting must occur not later than June 30, 1997, and (2) Healthdyne must take the advance steps necessary to hold the meeting by June 30. It would make a mockery of Section 703 and its strong policy in favor of holding annual meetings no later than six months after the previous year end to require Invacare to wait until July to seek relief under the statute -- even though it will have been obvious long before that no meeting could occur -- particularly since waiting until July will mean that the meeting cannot be held until September or October, some nine or ten months after the end of Healthdyne's preceding fiscal year. The more practical and equitable reading of Section 703 is that it allows the Court to order the prompt scheduling of the meeting once it is apparent that such a meeting will not be held within the time period provided in the statute.

    3.   DELAYING THE ANNUAL MEETING BEYOND MAY 1997
         VIOLATES HEALTHDYNE'S BY-LAWS.

    In addition to breaching their fiduciary duties and Section 703, the delay of the 1997 annual meeting violates the Director Defendants' contractual obligations under Healthdyne's by-laws. By-laws are contracts between the corporation and its shareholders and, therefore, shareholders can sue to enforce their contractual rights under the by-laws. ER HOLDINGS, INC. V. NORTON CO., 735 F. Supp. 1094, 1097 (D. Mass. 1990) ("The corporate by-laws constitute a contract between the corporation's owners -- the shareholders -- and its managers, the Board."); ACCORD CENTAUR PARTNERS, IV V. NATIONAL INTERGROUP, INC., 582 A.2d 923, 928 (Del. 1990). Relying on this principle, courts have ordered directors to comply with by-laws requiring the corporation to hold an annual meeting for the election of directors. ER HOLDINGS, 735 F. Supp. at 1103; FARRELL, 450 N.Y.S. 2d at 942; SILVERMAN V. GIBERT, 185 So. 2d 373, 376 (La. Ct. App. 1966); PENN-TEXAS CORPORATION V. NILES-BEMENT-POND CO., 112 A. 2d 302, 307 (N.J. Super. Ct. Ch. Div. 1955).
    Article I, Section 1 of Healthdyne's by-laws provides that "[t]he ANNUAL meeting of the shareholders for the election of Directors . . . SHALL be held at such place . . . on such date and at such time as the Board of Directors may by resolution provide." (Emphasis added). In addition, Article II, Section 2 provides: "At each ANNUAL meeting of the shareholders, the shareholders shall elect Directors who shall serve until their successors are elected and qualified
 . . . ."  (Emphasis added).  Under Georgia law, words in a contract are given their plain and ordinary meaning. STATE FARM MUTUAL AUTO INS. CO. V. BREWER, 472 S.E.2d 529, 530 (Ga. App. 1996); SEE WILLIAMS V. FALLAIZE INS. AGENCY, INC., 469 S.E.2d 752, 755 (Ga. App. 1996) ("Because the words in this contract are plain and obvious, they must be given their literal meaning."). Thus, Healthdyne's by-laws clearly require the Director Defendants to convene the shareholders' meeting "annually" -- or once a year.

--------------------------

(7)Article I, Section 6 of Healthdyne's by-laws provides that a shareholder's notice of business for an annual meeting must be delivered between 60 and 90 days "prior to the anniversary date of the immediately preceding annual meeting of shareholders." Tying the notice date to the ANNIVERSARY date of the last annual meeting further supports the interpretation of the by-laws that the annual meeting be held by late May 1997.

SEE, E.G., NILES-BEMENT-POND CO., 112 A.2d at 306, where the Court opined:
        That provision of the charter which declares that annual
        meetings of the stockholders shall be held for the election of directors, grants to stockholders a highly important and valuable right, which the directors can neither defeat nor impair.  IT GIVES THE STOCKHOLDERS THE RIGHT TO SAY, ONCE IN
        EACH YEAR, NOT ONCE IN EIGHTEEN MONTHS, OR TWO YEARS . . .
        WHO SHALL BE ELECTED DIRECTORS . . . .(emphasis added)

    Because last year's annual meeting was in May 1996, Healthdyne is obligated under its by-laws to hold the 1997 annual meeting in or before May 1997. * * * The failure to mail broker search cards on or before March 23, 1997 (i.e., in time to have the meeting in May) shows that the Director Defendants are in breach of their contractual obligations by failing to convene the annual meeting in a timely manner.
    Moreover, discretion to determine the time and place of the annual meeting under Article I, Section 1 of Healthdyne's by-laws does not empower them to materially extend their term in office by delaying the annual meeting. OCILLA INDUS., 677 F. Supp. at 1301 (ordering meeting to go forward even though by-laws did not prescribe a particular date); GIBERT, 185 So.2d at 375-76 ("The power to fix the time and place of the annual stockholders' meeting cannot be construed as a power of the incumbents to extend their term of office indefinitely."); ACCORD, 5 Fletcher, CYCLOPEDIA ON THE LAW OF PRIVATE CORPORATIONS Section 2001 at 356 (1990).

    Accordingly, because the by-laws require ANNUAL elections for all directors and the last meeting was in May 1996, the Director Defendants must convene the 1997 annual meeting in May 1997.
    C. ANY DELAY IN THE ANNUAL MEETING INFLICTS IRREPARABLE HARM ON BOTH PLAINTIFFS AND HEALTHDYNE SHAREHOLDERS.

    Invacare will suffer two forms of irreparable harm without the requested injunction. First, a delay of the annual meeting will deprive all Healthdyne shareholders, including Invacare, of their fundamental right to vote for a new slate of directors. Courts have consistently found that "the denial or frustration of the right of shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury." SHOEN, 885 F. Supp. at 1352. SEE ALSO MULLER, 713 F. Supp. at 623; OCILLA INDUS., 677 F. Supp. at 1301 ("The disenfranchisement of shareholders poses serious risk of irreparable harm that cannot be measured in monetary damages."); MINSTAR ACQUIRING CORP. V. AMF, INC., 621 F. Supp. 1252 (S.D.N.Y. 1985) (plaintiff will suffer irreparable harm if its tender offer is defeated due to illegal defensive tactics); TRECO, INC. V. LAND OF LINCOLN SAVINGS AND LOAN, 572
F. Supp. 1447, 1450 (N.D. Ill.  1983) (same).

    The potential for irreparable harm applies with particular force in the context of delaying a shareholder vote while a tender offer is pending. Such a delay may cause the offer to "evaporate" before the shareholders have any opportunity to vote on the issue. Harnett Aff. PARA 9; SEE ALSO ER HOLDINGS, 735 F. Supp. at 1101 (delay in holding annual meeting would irreparably harm shareholders as the offer could "evaporate"). SEE ALSO HYDE PARK PARTNERS V. CONNOLLY, 839 F.2d 837, 854 (1st Cir. 1988) ("[T]iming is everything with tender offers, . . . a delay would effectively kill the takeover bid in its present form."); NEWELL CO. V. CONNOLLY, 624 F. Supp. 126, 128 (D. Mass. 1985) (taking judicial notice that delays frequently cause the bidding company to withdraw its offer).
    Second, a delay will irreparably harm Invacare's opportunity to acquire Healthdyne. Numerous courts recognize that delay is "the most potent weapon in a tender-offer fight." EDGAR V. MITE CORP., 457 U.S. 624, 637 n. 11 (1981).
SEE ALSO HYDE PARK, 839 F.2d at 853 ("[T]iming is everything in tender offers."); GREAT WESTERN UNITED CORP. V. KIDWELL, 577 F.2d 1256, 1277-78 (5th Cir. 1978) ("[D]elay can seriously impede a tender offer."), REV'D. ON OTHER GROUNDS, 443 U.S. 173 (1979) (citation and quotation omitted). Because any further delay in the annual meeting will likely deprive Invacare of its opportunity to acquire Healthdyne, Invacare will suffer irreparable harm absent the requested injunction. SEE NEWELL CO., 624 F. Supp. at 128 (The opportunity to acquire a company "is a valuable right, the loss of which constitutes irreparable harm.").

    D.  THE BALANCE OF THE HARDSHIPS AND THE PUBLIC
        INTEREST FAVORS AN INJUNCTION.

    The balance of hardships tips decidedly in Invacare's favor -- the Director Defendants cannot claim any legitimate hardship resulting from an injunction requiring them to hold the annual meeting before June 30. Because Healthdyne has convened its annual meeting in April and May in the last two years, the requested injunction simply would require defendants to convene the 1997 annual meeting in a time period consistent with prior practice. * * *
    Finally, the public interest clearly favors an injunction. Georgia law embodies a public interest in having management of Georgia corporations stand accountable to the owners of the corporations -- the shareholders -- on a yearly basis, and within six months of the end of the corporation's preceding fiscal year. SEE O.C.G.A. Sections 14-2-701, 703. Shareholders need to have certainty that timely, regular annual meetings will occur so they can take actions to protect and maximize their investment. The investing public has a clear interest in seeing that this yearly accountability be maintained. SEE Harnett Aff. PARAPARA 8-12.

                            CONCLUSION
    For the reasons stated herein, the Court should order the Director Defendants to begin taking steps immediately to convene Healthdyne's annual meeting and to hold that meeting no later than June 30, 1997.
    Dated: April  7, 1997.
                        KING & SPALDING

                        /s/ Michael R. Smith
                        __________________________
                        M. Robert Thornton
                        Georgia Bar No. 710475
                        Michael R. Smith
                        Georgia Bar No. 661689
                        David J. Onorato
                        Georgia Bar No. 553826

191 Peachtree Street, N.E.  Attorneys for Plaintiffs Invacare
Atlanta, Georgia  30303         Corporation and I.H.H. Corp.
Telephone: (404) 572-4600
Facsimile: (404) 572-5100

Of Counsel:

SIMPSON THACHER & BARTLETT
425 Lexington Avenue
New York, New York  10017
(212) 455-2000




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